Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF FORMATION OF
ENTERGY ARKANSAS, LLC

This certificate of formation is submitted for filing pursuant to the applicable provisions of the Texas Business Organizations Code.

ARTICLE I - ENTITY NAME AND TYPE

The name and type of filing entity being formed are: Entergy Arkansas, LLC, a Texas limited liability company (hereinafter "Company").

ARTICLE II - REGISTERED OFFICE AND REGISTERED AGENT

The initial registered agent is an individual resident of the state whose name is Thomas G. Wagner. The business address of the initial registered agent and the initial registered office is: 2001 Timberloch Place, 2nd Floor, The Woodlands, Texas 77380.

ARTICLE III - GOVERNING AUTHORITY

The Company shall be managed by its Managers. The name and address of each initial manager is set forth below:

Name	Address
Laura R. Landreaux	425 W. Capitol Ave., 27th Floor Little Rock, AR 72201
Roderick K. West	639 Loyola Avenue, 28th Floor New Orleans, LA 70113
Andrew S. Marsh	639 Loyola Avenue, 28th Floor New Orleans, LA 70113
Paul D. Hinnenkamp	639 Loyola Avenue, 28th Floor New Orleans, LA 70113

ARTICLE IV - PURPOSE

The purpose for which the Company is organized is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

ARTICLE V - ORGANIZER

The name and address of the organizer is:

Name	Address
Daniel T. Falstad	639 Loyola Avenue, 26th Floor New Orleans, Louisiana 70113

EFFECTIVENESS OF FILING

This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is December 1, 2018 at 12:02 A.M. Central Standard Time.

EXECUTION

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

Date:    November 26, 2018

/s/ Laura R. Landreau____________
Laura R. Landreaux
President and Chief Executive Officer